From: Byron Dunn Sent: Thursday, July 19, 2018 7:43 AM To: 1All Employees <1allemployees@icdrilling.com> Subject: Sidewinder Announcement Fellow ICD Employees, Earlier this morning, we issued a press release announcing that we have entered into definitive agreements to acquire and combine with Sidewinder Drilling. A copy of the press release is attached to this email. This is very exciting for our company. In six years, we have collectively built ICD into a great company, and we are hitting on all cylinders. Our operations and financial condition have never been in better shape. This acquisition will only make us stronger. We are going to more than double the size of our operating fleet, and we will be adding a great group of talented people that share our vision and values. We will continue to operate under the Independence name. Although we have agreed to acquire Sidewinder, it will not happen for a few months, most likely early in the fourth quarter (October 2018). Our shareholders have to approve the transaction and we have a few other regulatory approvals we have to complete. You will notice in the press release that I will be turning over the reins of ICD to Anthony Gallegos, Sidewinder’s chief executive officer, once the transaction is complete. Other ICD officers…Philip Choyce, Chris Menefee, Philip Dalrymple, Mike Harwell, will remain. I have known Anthony for many years. He is a fantastic individual with a military and contract drilling background. He actually began his career as a roughneck. He earned an undergraduate degree from Texas A&M University and a master’s degree from Rice University, and is a natural fit to succeed me as chief executive officer of ICD. I know he will work well with the rest of the ICD management team. We will keep everyone updated periodically on our progress as we move closer to the date the acquisition occurs. Best regards, Byron